United states

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2024

Sustainable Projects group Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-54875	81-5445107
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Tankedraget 7, Aalborg	DK-9000
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 305-814-2915

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 17, 2024, Sustainable Projects Group Inc. (the “Company”) entered into a new executive employment agreement (the “Employment Agreement”) with its chief financial officer, Stefan Muehlbauer, effective as of February 15, 2024. Under the terms of the Employment Agreement, Mr. Muehlbauer will continue to serve as the Company’s chief financial officer until December 31, 2025 (the “Expiration Date”), except upon the earlier termination of the Employment Agreement as discussed below. Following the Expiration Date, the Employment Agreement may be terminated by Mr. Muehlbauer or the Company for any reason.

Pursuant to the Employment Agreement, Mr. Muehlbauer is entitled to an annual base salary of $200,000 and is eligible to participate in the Company’s retirement plan, subject to the eligibility terms and conditions of such plan. The Employment Agreement also indicates that Mr. Muehlbauer shall be eligible to receive (i) an annual cash bonus of up to 100% of his base salary pursuant to a separate bonus agreement and (ii) a stock-based bonus of up to 100% of his base salary pursuant to a separate stock grant agreement. Under the Employment Agreement, Mr. Muehlbauer also is: (i) entitled to a company car, and we pay for all expenses related to such company car; (ii) the reimbursement of reasonable moving costs to the Houston area; and (iii) for so long as Mr. Muehlbauer remains employed by the Company, for up to the initial two consecutive years following the date Mr. Muehlbauer relocates to the Houston area, reimbursement for reasonable housing costs in the Houston area, up to a total amount of $5,000 per month.

Pursuant to the Employment Agreement, if Mr. Muehlbauer’s employment is involuntarily terminated by the Company without Cause (as defined below) or by reason of his death or Disability (as defined below), then, subject to his timely execution and non-revocation of a release of claims, in addition to compensation that has been earned but not yet paid, he will be entitled to a severance amount equal to his then current base monthly salary from the date of his termination until the Expiration Date, or, if such termination occurs after the Expiration Date, his then current base monthly salary for a period of 12 months following his date of termination.

For purposes of the Employment Agreement, “Cause” means: (i) any act by Mr. Muehlbauer that is materially detrimental to the Company’s best interests or that constitutes common law fraud, a felony or any other criminal act involving moral turpitude; (ii) gross misconduct, material neglect or any act of disloyalty or dishonesty by Mr. Muehlbauer related to or connected with Mr. Muehlbauer’s employment by the Company or otherwise likely to cause material harm to the Company or its reputation; (iii) a material violation by Mr. Muehlbauer of the Company’s written policies, codes of conduct or direction of the Company’s board of directors; (iv) wrongful appropriation by Mr. Muehlbauer of the Company’s funds or property or other material breach of Mr. Muehlbauer’s fiduciary duties to the Company; or (v) the material breach of the Employment Agreement by Mr. Muehlbauer, or any other written agreement between the Company and Mr. Muehlbauer.

For purposes of the Employment Agreement, “Disability” means the inability of Mr. Muehlbauer to perform on a full-time basis the duties and responsibilities of Mr. Muehlbauer’s employment with the Company by reason of Mr. Muehlbauer’s illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 120 days or more during any 180 day period. A period of inability is “uninterrupted” unless and until Mr. Muehlbauer returns to full time work for a continuous period of at least 30 days.

The Employment Agreement also requires Mr. Muehlbauer to enter into a confidentiality and restrictive covenant agreement, which contains a 12 month post-termination non-solicitation requirement and a perpetual confidentiality requirement, among other terms and conditions.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, by and between the Company and Stefan Muehlbauer, dated May 17, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUSTAINABLE PROJECTS GROUP INC.

Date: May 21, 2024	By:	/s/ Sune Mathiesen
Sune Mathiesen
Chairman, President and Chief Executive Officer